LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES NO TRUST DISTRIBUTION FOR SEPTEMBER 2008 AND TERMINATION OF TRUST
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (August 29, 2008) — LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today that there will be no Trust income distribution for the month of September 2008 for Unit holders of record on September 5, 2008. This release relates to production for the month of June 2008. Trust related expenses for the month of June 2008 totaled $3,779 while Royalty income for the month of June 2008 will be $18,197. The Trustee intends to hold the excess funds for use in the payment of Trust expenses until it becomes reasonably clear that they are no longer necessary.
The Royalty income for the month of June does not include any proceeds from the Jay Field, South Pass 89 or Offshore Louisiana properties due to excess production costs. Excess production costs incurred through June 2008 to be recouped from future proceeds at the Jay Field, South Pass and Offshore properties totaled $13,566,319, $1,375,651 and $13,996,332 respectively.
Gross Proceeds prior to deductions for Production Costs for the month of June 2008 by property were as follows: $4,027,401 for Jay Field property, $188,252 for South Pass 89 property, and $0 for Offshore Louisiana property.
Production Costs for the month of June 2008 by property are as follows: $5,356,123 for Jay Field property, $87,590 for South Pass 89 property and $3,121,465 for Offshore Louisiana property.
In June 2008 there was $478,913 withheld in Special Cost Escrow from the Offshore Louisiana Property.
Fee Lands Royalties for the month of June 2008 totaled $18,197.
The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust’s interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.
The Trust Agreement provided that the Trust will terminate in the event that net revenues, calculated as required by the Trust Agreement, fell below $5,000,000 for two successive years. Net revenues for 2007 were approximately $2.0 million, and net revenues for 2006 were approximately $2.1 million. Consequently, the Trust terminated effective December 31, 2007.

As a result of the termination of the Trust, the Trustee is in the process of selling the assets of the Trust for cash (unless authorized by the holders of a majority of the Units to sell such assets for non-cash consideration consisting of personal property) upon such terms as the Trustee, in its sole discretion, deems to be in the best interest of the Unit holders. After paying or making provision for all actual and contingent liabilities of the Trust, including fees of the Trustee, the Trustee will distribute all remaining cash as promptly as practicable. Despite the termination of the Trust, the Trustee will continue to act as Trustee for purposes of liquidating and winding up the affairs of the Trust. The Trustee does not expect to make any further monthly distributions to Unit holders in the interim period prior to the distribution of the proceeds of the sale of the Trust’s assets.
The Trustee anticipates that the sale of the Trust’s assets will be completed during 2008, although the sale could take longer. The Trustee has retained an investment banking firm to assist with the sale of the properties. If any asset required to be sold has not been sold within three years after the termination of the Trust, the Trustee will cause the asset to be sold at public auction to the highest cash bidder, and will mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
Subject to limitations set forth in the Trust Agreement, the Trustee is authorized to borrow funds if necessary to pay expenses of the Trust. If permitted, any such borrowings may be on a secured or unsecured basis. The Trustee is authorized by the Trust Agreement to borrow any such funds from itself or from any other person; however, no assurance can be given that the Trustee will be able to borrow money on terms the Trust considers reasonable or at all.
The Trustee intends to continue to make filings with the SEC as required and intends to continue to issue press releases or otherwise provide periodic updates to Unit holders on the status of the sale of the assets of the Trust to the extent it can reasonably do so.
Effective July 1, 2008, the name of The Bank of New York Trust Company, N.A. was changed to The Bank of New York Mellon Trust Company, N.A.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(800) 852-1422
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